Exhibit 10.1

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (“Agreement”) is made as of the 23rd day of July 2013 (“the Effective Date”) by and between SL Technology, Inc., a corporation duly organized and existing under the laws of the State of Missouri, having a principal place of business at 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005 (hereinafter referred to as “SL Technology”), and Soy Labs, LLC, a limited liability company organized and existing under the laws of the State of Missouri, having a principal place of business at 651 Commerce Road, P.O. Box 459, Mexico, Missouri 65265 (hereinafter referred to as “Soy Labs”) (hereinafter collectively referred to as “Parties” and individually referred to as a “Party”).

RECITALS

WHEREAS, Soy Labs is the legal owner of certain technology and associated rights relating to lunasin, defined further herein as the “Technology”; and

WHEREAS, SL Technology is interested in exclusively and solely licensing all of Soy Labs’ rights to the Technology in order to further develop said Technology.

AGREEMENT

NOW THEREFORE, in consideration of the representations, warranties, covenants, agreements, and mutual premises contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.                  Definition of “Technology”. The “Technology” is hereinafter defined to include any of the following for which Soy Labs owns any rights, by license, assignment, operation of law, or otherwise: (a) all issued patents and pending patent applications relating to lunasin or other related technology, including but not limited to those listed on Exhibit A hereto and including Soy Labs’ rights under the Reciprocal Patent License Agreement dated March 11, 2009, with Dr. Alfredo Flores Galvez (“Dr. Galvez”), including any foreign patents or foreign patent applications corresponding thereto, any continuations, continuations-in-part, divisionals, reissues, re-examinations, extensions or additions thereof, any patents that result from any of such applications, and any improvements thereto; (b) all inventions, developments, or concepts currently in process and contemplated patent applications relating to lunasin, other soy-related peptides or proteins or other related technology, and any improvements thereto; (c) all trade secrets, know how, confidential information, research and development, and all related technical information, whether tangible or intangible, relating to lunasin or other related technology, the processing or production of lunasin, or the uses thereof, including without limitation any data, designs, testing, and specifications, and any improvements thereto; (d) all product formulations, trade secrets, know how or confidential information to any and all soy-based compounds or products, and any improvements thereto; and (e) all trademarks related to lunasin products and products incorporating any of the aforementioned Technology, including but not limited to those listed on Exhibit B hereto.

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2.                  Exclusive License to the Technology.

2.1. Exclusive License to the Technology

(a)	Soy Labs hereby grants to SL Technology an exclusive, worldwide license for the life of the Technology to use the Technology methods and to make, use, import, offer for sale, and sell products incorporating or using the Technology, with the right to sublicense for the same. During the term of this Agreement, Soy Labs is precluded from making, using, importing, selling and/or offering for sale products incorporating or using the Technology and methods using the Technology anywhere in the world and Soy Labs shall not grant other licenses with respect to the Technology to any other party.

(b)	In exchange for said exclusive license, SL Technology agrees to pay Soy Labs according to the following schedule:

(i)	US $ 1.0 million (“Initial Payment”) and US $150,000 (“First Year Payment”) within ten (10) business days of the execution of the Agreement;

(ii)	US $ 150,000 on the first anniversary of the Effective Date (“Second Year Payment”);

(iii)	US $ 200,000 on the second anniversary of the Effective Date (“Third Year Payment”);

(iv)	US $ 250,000 on the third anniversary of the Effective Date (“Fourth Year Payment”); and

(v)	US $ 250,000 on the fourth anniversary of the Effective Date (“Fifth Year Payment”).

2.2. Closing

(a)	The execution and delivery of this Agreement and all other documents required by this Agreement, shall take place on or before July 23, 2013, or other time and place as SL Technology and Soy Labs designate orally or in writing (which time and place are designated as the “Closing”).

(b)	Within ten (10) business days following the Closing, Soy Labs shall deliver to SL Technology all written technical documentation of the Technology to SL Technology.

(c)	Soy Labs’ and SL Technology’s obligations hereunder, including but not limited to Soy Labs’ obligation to deliver the technical documentation identified in Paragraph 2.2(b) and SL Technology’s obligation to make the payments identified in Paragraph 2.1(b)(1), are subject to and conditioned upon the receipt by the parties of Dr. Galvez’s consent as required by the Reciprocal Patent License Agreement dated March 11, 2009.

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(d)	Payment shall be made to Soy Labs by SL Technology in U.S. Dollars.

3.                  Royalties

3.1.	Royalties

(a)	For the first five years from the Effective Date of this Agreement, SL Technology shall pay to Soy Labs a royalty in the amount of Five Percent (5%) of all revenue of SL Technology in excess of the Minimum Amount in any Year from the sale or licensing by SL Technology of lunasin and any other products derived from or utilizing the Technology, including all soy-related products relating to the Technology currently existing and any other soy-related products relating to the Technology which are later developed by SL Technology, to the extent said lunasin or other products are covered by one or more issued and enforceable patent claims from patent applications or patents identified on Exhibit A (the “Royalty Products”). Royalty amounts due shall be determined and paid on an annual basis. For purposes of this paragraph, (i) the “Minimum Amount” shall be $3 million in Years 1 and 2, $4 million in Year 3 and $5 million in Years 4 and 5 and (ii) “Year” shall mean the annual period from July 23 (commencing on the Effective Date) to July 22 of the succeeding year.

(b)	In the sixth and seventh years of this Agreement, SL Technology shall pay to Soy Labs a royalty in the amount of Three Percent (3%) of all revenue of SL Technology from the sale or licensing by SL Technology of the Royalty Products, which royalty shall be a minimum of $10,000 per year.

(c)	In the eighth year of this Agreement and for each year thereafter for the life of U.S. Patent No. 7,731,995 B2, SL Technology shall pay to Soy Labs a royalty in the amount of One Percent (1%) of all revenue of SL Technology from the sale or licensing by SL Technology of the Royalty Products, which royalty shall be capped at $250,000 per year but which shall be a minimum of $10,000 per year.

3.2.	Full Payment

Upon payment of the Initial Payment and the First through Fifth Year Payments and any royalties which may become due pursuant to paragraph 3.1 hereof, all obligations of SL Technology under this Agreement shall be deemed fully paid, with no further monetary obligations of SL Technology due to Soy Labs. Upon such full payment, the Technology shall be considered wholly owned by and assigned to SL Technology, and Soy Labs shall execute, acknowledge, and deliver to SL Technology all such further instruments and papers, including assignments and powers of attorney, as may be necessary to enable SL Technology to protect said Technology in any and all countries and to vest title to said Technology in SL Technology, its successors or assigns, and shall render all such reasonable assistance as SL Technology may require in any administrative proceeding, including within a government’s trademark, copyright, or patent office, and in litigation involving said Technology.

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3.3	Guarantee.

All obligations of SL Technology under this Agreement with respect to payment and performance (excluding Paragraph 3.4 below) shall be guaranteed by Reliv International, Inc. (“Reliv”) under separate agreement with Soy Labs.

3.4	Reasonable Commercial Efforts

SL Technology will use reasonable commercial efforts to develop, manufacture or have manufactured, and sell Royalty Products and to continue throughout the term of this Agreement reasonable commercial efforts with respect to marketing of said Royalty Products.

3.5	Payment of Royalties; Audit Rights.

(a)	SL Technology shall submit to Soy Labs within thirty (30) days after the year-end period ending December 31 a true and accurate report for the preceding one (1) year period setting forth information and such particulars of SL Technology’s business as shall be pertinent to a royalty accounting hereunder, including such information as, but not limited to, the amount of Royalty Products sold in each country; total billings; deductions applicable; and the amount of royalties due thereon. Each such report shall be certified by SL Technology and shall be accompanied by remittance in full covering royalty income shown thereby to be due to Soy Labs. If no royalties are due for any reporting period or if no royalties are due in excess of the guaranteed minimum for that year, the written report will so state.

(b)	All payments due under this Agreement shall be made without deduction for transportation, marketing or sales costs, or taxes, duties, fees, assessments, or other charges of any kind which may be imposed with respect to the sale, lease, possession, or use of Royalty Products pursuant to this Agreement or which may be imposed on Soy Labs by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to Soy Labs pursuant to this Agreement. SL Technology assumes and agrees to pay all such transportation, marketing or sales costs, and all taxes, duties, fees, assessments or other charges. Royalty payments will be made in United States dollars with the reports under Section 3.5(a) of this Agreement. If any currency conversion will be required in connection with the payment of royalties hereunder, such conversion shall be made using the exchange rate prevailing at J.P. Morgan Chase Bank, N.A. on the last business day of the quarterly reporting period to which such royalty payments relate.

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(c)	SL Technology shall keep full and accurate records containing particulars that may be necessary for the purpose of calculating the amounts payable to Soy Labs hereunder in sufficient detail to verify the royalties payable to Soy Labs and generally to allow such investigation of its operations as may be necessary to determine SL Technology’s compliance with this Agreement and the accuracy of the reports and statements furnished hereunder. SL Technology shall keep these records carefully preserved and available for inspection by Soy Labs, or its authorized representative or agents, for a period of at least three (3) years following the end of the Year to which they pertain. Soy Labs, or its authorized representative or agents, will have the right at its own expense to inspect the records upon reasonable (at least five (5) calendar days) notice and during regular business hours no more than one (1) time per year. Such examination will be limited to the verification of the royalties to be paid and SL Technology’s compliance with this Agreement. In the event that such inspection shows an underpayment in excess of ten percent (10%) for any Year, SL Technology will pay the cost and expenses of such examination, as well as the sum that should have been payable to Soy Labs had the reports been correct. Should said audit show an overpayment of royalties, SL Technology shall be entitled to a credit equal to such excess royalties against the royalties next accruing under this Agreement, provided that royalties are due and payable. If no royalties are due and payable to Soy Labs, Soy Labs shall remit to SL Technology any such overpayment.

4.                  Representations and Warranties of Soy Labs

Soy Labs hereby represents and warrants that its representations and warranties in this Section 4 are correct and complete as of the Effective Date of this Agreement.

4.1.          Organization

Soy Labs is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Missouri. Soy Labs has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, and Soy Labs has all requisite power and authority to own, lease, or otherwise use the Technology and to carry on its business as now being conducted. Soy Labs is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the character of its business or asset makes such qualification necessary, except where the failure to be so qualified or so licensed would not have a material adverse effect on the Technology or Soy Labs’ ability to perform its obligations hereunder.

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4.2.          Authorization

All corporate action on the part of Soy Labs directors, officers, and members necessary for the authorization, execution, and delivery of this Agreement, the performance of all obligations of Soy Labs hereunder, and the license of the Technology has taken or will have taken place prior to the Closing. This Agreement constitutes a valid and legally binding obligation of Soy Labs enforceable in accordance with its terms.

4.3.          Litigation

To the actual knowledge of Soy Labs, as of the Effective Date of this Agreement:

(a)	There are no claims, actions, suits, proceedings, or investigations pending or currently threatened against Soy Labs and/or its directors, officers, and members, which question the validity of this Agreement or the right to enter into it, or to consummate the transaction contemplated hereby, or which would reasonably be expected to result either individually or in the aggregate in any material adverse right of SL Technology to the Technology.

(b)	The foregoing includes, without limitation, actions pending or threatened involving the present or prior employment of Soy Labs’ employees and/or consultants, their use in connection with its business or any information or techniques allegedly proprietary to any of its former employers or consultancy arrangements, or their obligations under any agreements with prior employers or consultancy arrangements.

(c)	The Technology is not subject to the provisions of any order, injunction, judgment, or decree of any court or government agency or instrumentality and there is no action, suit, proceeding, or investigation against Soy Labs with respect to the Technology, by any government agency or instrumentality currently pending or threatened.

4.4.         Technology

(a)	Soy Labs owns all right, title and interest in and to the Technology, free and clear of any liens, encumbrances, or claims by third parties. Soy Labs has and will deliver to SL Technology, at the Closing, a valid license to the Technology and, at the time of assignment to SL Technology, good and marketable title to the Technology free and clear of any liens, claims, or encumbrances caused by any action or inaction of Soy Labs. To Soy Labs’ actual knowledge, Soy Labs has not infringed, and is not now infringing, on any trade secret, patent, copyright, trademark, or other intellectual property right belonging to any other person or entity.

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(b)	Soy Labs has not distributed or divulged any Confidential Information constituting the Technology other than under confidentiality restrictions, and Soy Labs is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to the Technology, except as identified on Exhibit C hereto.

(c)	To Soy Labs’ actual knowledge, no employee, subcontractor, or consultant of Soy Labs is in default under any material term of any employment contract, nondisclosure obligation, agreement, or arrangement relating to the Technology or any noncompetition agreement, contract, or restrictive covenant relating to the Technology or its development or exploitation. The Technology (i) was developed by employees of Soy Labs in the course of such employees’ employment by Soy Labs, (ii) constitutes “works made for hire” of Soy Labs within the meaning of the United States Copyright Act of 1976, as amended, or (iii) has been validly assigned or licensed to Soy Labs.

4.5.         Compliance with Other Instruments, Agreements, and Laws

(a)	Soy Labs is not in default of any provisions of its respective company documents or protocols, of any instrument, judgment, order, writ, decree, or contract to which it is party or by which it is bound or of any provision of law applicable to it that would prevent it from executing and delivering the Agreement.

(b)	The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation of applicable statutes, laws, and regulations.

(c)	There are no agreements, understandings, or proposed transactions between Soy Labs and/or any of its officers, directors, members, affiliates, or any affiliate thereof that would affect the license granted to SL Technology of the Technology. There is no default, or event that, with notice or lapse of time, or both, would constitute a default, by Soy Labs, or to Soy Labs’ actual knowledge, of any other party to any contracts, agreements, or understandings to which Soy Labs is a party that could give rise to a lien, claim, or encumbrance with respect to the Technology.

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(d)	The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default, breach, or violation or an event that, with notice or lapse of time or both, would constitute a default, breach, or violation of the operating agreement of Soy Labs, or any contract, license, agreement, or understanding to which Soy Labs’ property is bound; (ii) an event that would permit any party to terminate or accelerate the maturity of any indebtedness or other direct or indirect obligation of Soy Labs; or (iii) the creation of imposition of any lien, charge, or encumbrance of any of the properties of Soy Labs. Soy Labs further warrants that it will pay at least the sum of Six Hundred Thousand Dollars (US $600,000.00), plus applicable interest accruing since July 1, 2013, toward the principal balance of Soy Labs’ outstanding Small Business Association loan no later than ten (10) business days of the Effective Date.

4.6.          No Insolvency

Soy Labs will not be rendered insolvent by the license of the Technology pursuant to the terms of this Agreement. Upon Soy Labs’ liquidation, bankruptcy, receivership or assignment for the benefit of creditors, the license rights of SL Technology shall be automatically transferred to and vest in SL Technology. At SL Technology’s request, Soy Labs shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this provision, including, but not limited to, execution of such instruments of transfer as necessary to evidence the assignment of the licensed rights in the Technology.

4.7.          Maintenance and Enforcement of the Technology

(a)	During the term of this Agreement, SL Technology shall undertake all reasonable steps to maintain the Technology, including the payment of maintenance fees with respect to intellectual property identified on Exhibits A and B hereto, in which steps Soy Labs shall fully cooperate at the reasonable request of SL Technology. SL Technology shall promptly notify Soy Labs in writing if SL Technology anticipates that it will be unable to pay any maintenance fees with respect to said intellectual property.

(b)	During the term of this Agreement, SL Technology shall undertake all reasonable steps to enforce the Technology against third parties with respect to any infringement of the Technology by such third parties, in which steps Soy Labs shall fully cooperate at the reasonable request of SL Technology. Soy Labs shall promptly notify SL Technology in writing if Soy Labs becomes aware of any third party infringement of the Technology.

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5.             Representations and Warranties of SL Technology

SL Technology hereby represents and warrants that its representations and warranties in this Section 5 are correct and complete as of the date of this Agreement.

5.1.         Organization; Authorization

(a)	SL Technology is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri. SL Technology has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of SL Technology directors, officers, and members necessary for the authorization, execution, and delivery of this Agreement and the performance of all obligations of SL Technology hereunder has taken or will have taken place prior to the Closing. This Agreement constitutes a valid and legally binding obligation of SL Technology enforceable in accordance with its terms.

(b)	SL Technology is not in default of any provisions of any instrument, judgment, order, write, decree, or contract to which it is a party or by which it is bound or of any provision of law applicable to it that would prevent it from executing and delivering the Agreement.

5.2.         Assistance Regarding Technology

(a)	SL Technology agrees to cooperate and assist Soy Labs in maintenance of the Technology, including with respect to intellectual property identified on Exhibits A and B hereto, and to execute, acknowledge, and deliver to Soy Labs all such further instruments and papers, including assignments and powers of attorney, as may be necessary to enable Soy Labs to protect said Technology in any and all countries and to vest title to said Technology in Soy Labs, its successors or assigns, and shall render all such reasonable assistance as Soy Labs may require in any administrative proceeding, including within a government’s trademark, copyright, or patent office, and in litigation involving said Technology.

6.             Indemnification

6.1.	Soy Labs shall defend, indemnify and hold harmless SL Technology and its respective directors, officers, employees, agents, successors and assigns (each an “Indemnitee”) from and against any and all claims, damages, losses and expenses (including but not limited to reasonable attorneys’ fees) suffered or incurred by any such Indemnitee arising from, relating to or otherwise in respect of any of the following:

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(a)	any loss, damage, or injury arising from or related to the ownership, possession, operation, or use of the Technology, by Soy Labs at or prior to the Closing;

(b)	any breach of any of Soy Labs’ obligations under this Agreement, including without limitation any representation, covenant, agreement, or warranty of Soy Labs set forth herein; or

(c)	any loss, damage, or injury caused by the negligence or willful misconduct of Soy Labs, its directors, officers, employees, members and agents.

6.2.	SL Technology shall defend, indemnify and hold harmless Soy Labs and its respective directors, officers, employees, agents, successors and assigns (each an “Indemnitee”) from and against any and all claims, damages, losses and expenses (including but not limited to reasonable attorneys’ fees) suffered or incurred by any such Indemnitee arising from, relating to or otherwise in respect of any of the following:

(a)	any loss, damage, or injury arising from or related to the ownership, possession, operation, or use of the Technology, by SL Technology after the Closing;

(b)	any breach of any of SL Technology’s obligations under this Agreement, including without limitation any representation, covenant, agreement, or warranty of SL Technology set forth herein; or

(b)	any loss, damage, or injury caused by the negligence or willful misconduct of SL Technology, its directors, officers, employees, and agents.

7.                  Confidentiality

7.1.	Non-disclosure and Non-use. Each party shall treat all Confidential Information as strictly confidential, and shall use the same care to prevent disclosure of such information as the receiving party uses with respect to its own confidential and proprietary information, which shall not be less than the care a reasonable person would use under similar circumstances. In any event, the receiving party shall use the Confidential Information only for the purposes expressly set forth in this Agreement, and shall disclose such Confidential Information to:

(a)	only those authorized employees of such party whose duties justify their need to know such information and who have been clearly informed of their obligation to maintain the confidential and/or proprietary status of such Confidential Information; and

(b)	only those third parties required for the performance of the receiving party's obligations under this Agreement pursuant to a written confidentiality agreement at least as extensive as the confidentiality provisions of this Agreement.

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7.2.	Certain Exceptions. A party may disclose Confidential Information to the extent such disclosure is required by law, court order or order of a governmental agency with jurisdiction; provided that Licensee notifies Licensor prior to such disclosure and gives Licensor a reasonable opportunity to seek a protective order or to contest such requirement.

8.	Further Assurances. Soy Labs agrees that it shall, upon request by SL Technology at any time or from time to time after the Effective Date, execute and deliver to SL Technology such other and further instruments, assignments or documents, and take any and all other action as SL Technology may deem necessary or appropriate to consummate or effectuate the terms or transactions contemplated or provided for herein.

9.	Termination.

Soy Labs shall have the right to terminate this Agreement only when (i) there is a failure of SL Technology to pay the payments due in the first five years, as set forth under Paragraph 2.1(b), if such failure to pay has not been cured after sixty (60) days’ notice to SL Technology; or (ii) SL Technology and Reliv are adjudicated bankrupt.

10.	Miscellaneous.

10.1.	No Waiver; Partial Invalidity. No failure or delay in exercising any right, power or remedy under this Agreement shall operate as a waiver of any right, power or remedy under this Agreement. If any provision of this Agreement is held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability and shall not affect the validity or enforceability of the remaining provisions of this Agreement.

10.2.	Governing Law. This Agreement shall be governed by the laws of the State of Missouri, without regard to rules regarding conflicts of law. Any actions brought to enforce this Agreement shall be brought in the Federal or state courts of Missouri.

10.3.	Rights and Remedies. All rights and remedies hereunder shall be cumulative, may be exercised singularly or concurrently, and shall not be deemed exclusive except as expressly provided in the Agreement. If any legal action is brought to enforce any obligations hereunder, the prevailing party shall be entitled to receive its attorneys' fees, court costs and other collection expenses, in addition to any other relief it may receive.

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10.4.	Construction. The headings and subheadings contained herein shall not be considered a part of this Agreement. Regardless of which party may have drafted this Agreement, no rule of strict construction shall be applied against either party. This Agreement may be executed in any number of counterparts, and signatures may be provided via fax or other electronic means, each of which shall be considered an original, but all of which shall together constitute one and the same agreement.

10.5.	Entire Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements between them with respect to such matters, and may not be amended or modified except by a writing signed by both parties.

10.6	Notices. Any and all notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified mail, postage prepaid, return receipt requested or (iii) by a commercial courier that guarantees next day delivery and provides a receipt, and shall be delivered or addressed to the parties at the addresses set forth in the preamble to this Agreement. Any notice delivered or mailed in accordance with the provisions of this Agreement shall be deemed received when delivered or, if mailed, on the third day following the date of mailing. Any party hereto may change the address to which notices to such party are to be delivered by giving notice to the other party of such change in address in accordance with the provisions hereof.

10.7	Assignability. This Agreement, and the rights and obligations of a party, may not be assigned without the express written consent of the other party; provided, however, that the rights and obligations of a party hereunder may be assigned to a third party in connection with a transaction in which substantially all of the assets, properties and business of the party are acquired by a third party in a merger or purchase of all or substantially all of the assets of the party and such third party executes an instrument by which it agrees to assume and be bound by all of the obligations of the party in this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties, through duly authorized representatives, have executed this Agreement as of the Effective Date.

SOY LABS, LLC	SL TECHNOLOGY, INC.
By: /s/ Dale R. Ludwig Name: Dale R. Ludwig Title: Board Member Date: July 23, 2013	By: /s/ Ryan A. Montgomery Name: Ryan A. Montgomery Title: President Date: 7/23/13

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EXHIBIT A

United States Patents

Patent Number	Title	Filing Date	Issue Date
US 7,731,995 B2	Methods for Using Soy Peptides to Inhibit H3 Acetylation, Reduce Expression of HMG COA Reductase, and Increase LDL Receptor and SP1 Expression in a Mammal	Sept. 16, 2006	June 8, 2010

United States Patent Applications

Application Number	Title	Filing Date	Status
12/441,384	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2006	Pending
12/756,126	Methods for Using Soy Peptides to Inhibit H3 Acetylation, Reduce Expression of HMG COA Reductase, and Increase LDL Receptor and SP1 Expression in a Mammal	April 7, 2010	Pending
61/852,101	“Lunasin/Reliv Now” Provisional Application	Mar. 15, 2013	Pending

Foreign Patent Applications

Application Number	Title	Filing Date	Status
Australia No. 2007296186	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending
Canada No. 2,664,066	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending
China No. 2007800336884.4	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Granted
Europe No. 07 842 567.5	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending
Europe No. 13172556.6	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending
Europe No. 13172557.4	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending
Hong Kong 091110532	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending
India No. 1461/CHENP/2009	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending

Application Number	Title	Filing Date	Status
Israel No. 197612	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending
Japan No. 2009528514	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending
Philippines No. 1-2009-500450	Products and Methods Using Soy Peptides to Lower Total and LDL Cholesterol Levels	Sept. 15, 2007	Pending

EXHIBIT B

Trademarks and Trademark Applications

U.S. Registered Trademarks

Trademark	Registration Number	Date of Registration
Cardiotrim	3,155,248	Oct. 10, 2006
Soy Labs	3,203,057	Jan. 23, 2007
CORE	3,286,935	Aug. 28, 2007
AlbumaSoy	3,320,383	Oct. 23, 2007
Lunasin XP	3,437,668	May 27, 2008
Micronized Soy Protein	3,482,653	Aug. 5, 2008
Micronized Soy Complex	3,482,654	Aug. 5, 2008
Functional Soy Complex	3,482,655	Aug. 5, 2008
Lunasin XP	3,499,644	Aug. 9, 2008
Lunastatin	3,587,762	Mar. 10, 2009
Flex Core	3,674,899	Sept. 1, 2009
Functional Soy Powder	3,724,017	Dec. 8, 2009
Functional Soy Peptide	3,724,018	Dec. 8, 2009

Trademark	Registration Number	Date of Registration
Bioactive Lunasin Complex	3,724,019	Dec. 8, 2009
Bioactive Lunasin Peptide	3,724,020	Dec. 8, 2009
Bioactive Lunasin Powder	3,724,021	Dec. 8, 2009
Bioactive Lunasin Protein	3,724,022	Dec. 8, 2009
Lunasin SP	3,766,377	Mar. 30, 2010
LunaRich	4,182,840	July 31, 2012
Bioactive Soy Isolate	4,293,655	Feb. 19, 2013
Lunasin SI	4,293,656	Feb. 19, 2013
	4,330,610	May 7, 2013

U.S. Pending Trademark Applications

Trademark	Application Number	Status
Soy Labs	85/815,516	Pending

EXHIBIT C

Soy Labs Licenses

Reciprocal Patent License Agreement between Soy Labs and Dr. Alfredo Flores Galvez, dated March 11, 2009